EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated as of May 22, 2015, is made by and between DigitalTown, Inc., a Minnesota corporation (the “Company”) and Robert Monster (the “Executive”).

WHEREAS, the Company wishes to employ the Executive as its Chief Executive Officer.

WHEREAS, the Company and the Executive both wish to enter into an employment agreement which sets forth terms and conditions of employment.

WHEREAS, the Company has 33,128,110 shares of common stock issued and outstanding as of the date of this agreement (“Agreement”)

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.

Employment Capacity; Term.

(a)

The Company agrees to employ the Executive, and the Executive agrees to serve the Company, during the Term of Employment (as hereinafter defined), as Chief Executive Officer of the Company, with such duties consistent with such capacity as may, in good faith, be assigned to the Executive by the Board of Directors of the Company (the “Board”).  The Executive shall perform all services to be rendered hereunder faithfully, devote the Executive’s full business time and attention to the duties assigned to the Executive hereunder and use the Executive’s best efforts to promote the business interests of the Company.  The Executive certifies he can legally work in the United States of America.

(b)

Employment of the Executive pursuant to the terms of this Agreement shall begin on the May 18, 2015 (the “Effective Date”) and continue until the close of business on May 17, 2016 (the “Fixed Term”), and thereafter from day to day until terminated by the Company or the Executive (the “At-Will Term”), subject to the terms and conditions hereinafter set forth.  As used herein, the “Term of Employment” shall mean the full term of the Executive’s employment hereunder, including both the Fixed Term and the At-Will Term.

(c)

Notwithstanding that the Term of Employment under this Agreement commences on the Effective Date, for purposes of any benefit plans in which the Executive may participate from time to time, the Executive’s employment with the Company shall commence on May 18. 2015, his initial date of employment with the Company.

2.

Compensation.  The Company agrees to compensate the Executive for the services rendered by the Executive during the Executive’s employment as follows:

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(a)

Base Salary.  The Company shall pay the Executive an annual base salary (the “Base Salary”) of $240,000 during the Fixed Term, payable in accordance with the standard payroll practices of the Company.  The Executive’s Base Salary shall be reviewed on or about the commencement of the At-Will Term and annually thereafter, at which times it shall be subject to increase or decrease at the discretion of the Board.

(b)

Stock Award.  Executive shall be entitled to 3,312,811 shares of common stock of the Company, payable at the rate of 276,068 shares per month for the Fixed Term, subject to Section 3(f) below.

(c)

The Executive shall be permitted to participate in all employee medical and insurance benefit plans applicable to senior executives and officers of the Company, and such other plans as may from time to time be made available or applicable to the Executive, consistent with the policies of the Company and subject any applicable waiting period.  The Executive shall also be permitted to participate in any retirement or deferred compensation plan the Company may offer from time to time, subject to the Company’s or such plan’s eligibility requirements.

(d)

The Executive shall be entitled to the benefits of the holiday and sick day policies of the Company as from time to time in effect and applicable to senior executives of the Company.

(e)

The Executive shall be entitled to twenty (20) paid vacation days per year.  No vacation earned during any year may be carried forward to a subsequent year; if not used during the year in which earned, it will be forfeited.

(f)

The Company shall reimburse the Executive, consistent with the Company’s expense reimbursement policies and procedures and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment and other business expenses incurred or expended by the Executive incident to the performance of the Executive’s duties hereunder.

3.

Termination.

(a)

For Cause.  The Company may terminate the Executive’s employment at any time for Cause (as defined below); provided, however, with respect to subsections 3(a)(i) and (vi), before terminating the Executive for Cause, the Company shall be required first to give the Executive written notice of any alleged violation of said provision and a period of fifteen (15) days after receipt of such notice to cure such violation.  For the purposes of this Agreement, “Cause”  shall mean the occurrence of one or more of the following:  (i) habitual drunkenness or any substance abuse which adversely affects the Executive’s performance of the Executive’s job responsibilities, (ii) commission of a felony, (iii) dishonesty materially relating to the Executive’s employment, (iv) personal misconduct by the Executive which would cause the Company to violate any state or federal law relating to sexual harassment, sex or other prohibited discrimination, or any intentional violation of any written policy of the Company or any successor entity adopted in respect to any such law, (v) conduct in the performance of the Executive’s employment which the Executive knows or should reasonably be expected to know (either as a result of a prior warning by the Company, custom within the industry or the flagrant nature of the conduct)

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violates applicable law or causes the Company to violate applicable law in any material respect, (vi) failure to follow the lawful instructions of the Board, provided compliance with such instructions was within the scope of the Executive’s duties, (vii) internal misconduct by the Executive which would cause the Company to violate any state or federal laws with regard to securities filings, including but not limited to filings required by the U.S. Securities and Exchange Commission, or (viii) knowing and intentional violation of any confidentiality, non-competition, non-solicitation or non-association provision at any time applicable to the Executive.

(b)

Upon Death or Disability.  The Executive’s employment shall automatically terminate upon the death of the Executive and may be terminated by the Company upon the Disability of the Executive.  For purposes of this Section 3, the Executive shall be deemed Disabled (and termination of the Executive’s employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Executive has, for a cumulative period of more than one hundred twenty (120) days during any 365-day period, been disabled in a manner which seriously interferes with the Executive’s ability to perform the essential functions of Executive’s job even with a reasonable accommodation to the extent required by law.  Any refusal by the Executive to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Executive’s Disability.

(c)

For Convenience of the Company.  Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment at the “Company’s Convenience” (i.e., for reasons other than Cause, death or Disability) at any time.

(d)

Resignation; Good Reason.  Notwithstanding any other provisions of this Agreement, the Executive shall have the right to resign at any time during the Fixed Term or At Will Term, upon thirty (30) days’ written notice to the Company.

(e)

Change of Control.  If a Change of Control (as defined below) occurs on or before the first anniversary of the Effective Date and the Executive incurs a separation from service (a “Separation from Service”) as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”) within six months thereafter, the Executive shall be entitled to receive three (3) months of Base Salary, paid monthly, beginning on the first day of the month occurring at least ten days after the Separation from Service, plus all Stock Awards due during the Fixed Term and not issued shall immediately become payable to the Executive.  “Change of Control” means the occurrence of any of the following events:

i)

the sale or disposition, in one or a series of related transactions, of more than 75% of the equity interests in the Company; or

ii)

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company; or

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iii)

a merger of the Company with or into another person, in which the voting shareholders of the Company immediately prior to such merger cease to hold at least 50% of the voting shares of the Company (or the surviving corporation or ultimate parent) immediately following such merger.

Anything in the foregoing to the contrary notwithstanding, a transaction shall not constitute a Change of Control (i) if its sole purpose is to change the legal jurisdiction of incorporation of the Company or to create a holding company that will be owned, directly or indirectly, in substantially the same proportions by the persons who held securities of the Company, directly or indirectly, immediately before such transaction or (ii) if any person who directly or indirectly owned more than 50% of the total voting power of the voting securities of the Company immediately before such transaction continues to own directly or indirectly more than 50% of the total voting power of the voting securities of the entity that continues to operate the business of the Company.

(f)

Effect of Termination.

(i)

Termination for Cause; Resignation.  In the event the Executive’s employment with the Company is terminated by the Company for Cause or as a result of the Executive’s resignation, the Company shall have no further liability to Executive hereunder, whether for salary, benefits, incentive compensation or otherwise. In addition, In the event that the Executive resigns prior to the end of the Fixed Term, the Executive shall not be entitled to receive any additional Stock Award pursuant to Section 2(b), and those shares issued to the Executive shall be returned to the treasury shares of the Company. The Executive may elect to continue, at the Executive’s own expense, medical insurance coverage to the extent mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(ii)

Death or Disability.  In the event the Executive’s employment with the Company terminates as a result of the death of the Executive, the estate of the Executive shall be entitled to receive the Executive’s salary and benefits described in Sections 2(a), and expenses properly incurred, through the date of termination, as well as applicable accrued health, disability or death benefits, if any, offered by the Company at the time consistent with the policies of the Company, provided that Executive meets the eligibility requirements of such benefits.

(iii)

Company’s Convenience.  In the event the Executive incurs a Separation from Service at the Company’s Convenience, the Executive shall be entitled to continue to receive the stock compensation as set forth in Section 2(b) above for the Fixed Term.

4.

Confidentiality.

(a)

The Executive recognizes and acknowledges that certain information possessed by the Company or its Affiliates constitutes valuable, special, and unique proprietary information and trade secrets.  Accordingly, the Executive agrees that he shall not, during the Term of Employment and for a period of three (3) years thereafter, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of the Company, any confidential or proprietary information concerning the assets, business,

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or affairs of the Company, of any of its Affiliates, or of its suppliers, customers, licensees or licensors (collectively, “Confidential Information”), including but not limited to information regarding trade secrets and information (whether or not constituting trade secrets) concerning business plans, marketing plans, strategies, forecasts, financial data, budgets, projections, agreements, inventions, improvements, research or development, know-how, or any other confidential information which gives the Company or its Affiliates an opportunity to claim a competitive advantage or has economic value.  The foregoing shall not be applicable to any information which is required to be disclosed by law, including Regulation FD as promulgated by the Securities and Exchange Commission, subpoena or by order of any governmental or judicial authority, provided that the Executive provides prompt notice to the Company of such disclosure request and assists the Company in preventing such disclosure.

(b)

Upon the expiration or earlier termination of the Executive's employment, for any reason, whether terminated voluntarily or involuntarily by the Company or the Executive, or at any time the Company may request, the Executive shall (i) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information and shall not make or retain any copy or extract of any of the foregoing, and (ii) will confirm in writing that to the Executive’s knowledge, after inquiry, no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Executive’s control (other than those which remain at, or have been returned to, the Company).

5.

Non-Competition, Non-Solicitation and Non-Association.

(a)

In consideration of this Agreement and all the recitals and provisions contained herein (including in particular the signing bonus provided in Section 2(c) and the Retention Bonuses provided in Section 2(d)), and in view of the Executive’s participation in and access to the unique and valuable information of the current and proposed business activities of the Company and its Affiliates in all aspects, the Executive covenants and agrees that, during the Term of Employment and thereafter during the Restrictive Period (as defined below), the Executive shall not, directly or indirectly:

i)

except in the ordinary-course performance of the Executive’s duties as an employee of the Company, induce or attempt to induce or encourage others to induce or attempt to induce, any person who is an employee of, independent contractor, consultant to or agent of the Company or any Affiliate of the Company as of the date of termination of Executive’s employment, to (A) terminate such person’s employment with such employer (in the case of an employee) or cease providing its services to the Company or its Affiliates (in the case of a consultant, independent contractor or sales or other commercial representative), provided that nothing herein shall prevent general solicitations through advertising or similar means which are not specifically directed at employees of, consultants to, or agents of the Company or its Affiliates; or (B) engage in any of the activities hereby prohibited with respect to the Executive under subparagraphs (ii) and (iii) below;

ii)

divert, solicit or attempt to divert, or assist or encourage any person in diverting, soliciting or attempting to divert, (A) any customer of the

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Company to or for any competitor of the Company, or (B) any supplier of the Company (whether or not to or for any competitor of the Company).

iii)

As used in this Section 5, “Restrictive Period”, (A) as it pertains to Sections 5(a)(i), means twenty-four (24) months from the end of the Term of Employment, and (B) as it pertains to Sections 5(a)(ii) and 5(a)(iii), means (i) following a termination for Cause or a resignation other than for Good Reason, eighteen (18) months from the date of termination of employment, or (ii) following a termination as a result of the Disability of the Executive, or by the Company at the Company’s Convenience, twelve (12) months from the date of termination of employment.

6.

Rights in Company Property; Inventions.

(a)

The Executive hereby recognizes the Company’s proprietary rights in the tangible and intangible property of the Company and its Affiliates and acknowledges that notwithstanding the relationship of employment, the Executive has not obtained or acquired and will not hereafter obtain or acquire through such employment any personal property rights in any of the property of the Company and its Affiliates, including but not limited to, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, works of authorship, patents, or other matters which are the property of the Company and its Affiliates.

(b)

The Executive agrees that any and all discoveries, inventions, works of authorship, improvements and innovations (including all data and records pertaining thereto), whether or not patentable, or copyrightable, or reduced to writing (collectively, “Inventions”), which during the Executive’s employment by the Company, the Executive conceived or made, or conceives or makes, either alone or in conjunction with others, which are related to the business of the Company and its Affiliates, are and shall be the sole and exclusive property of the Company and its Affiliates, except for those inventions and discoveries conceived by the Executive prior to commencement of the Executive’s employment by the Company which are disclosed on Schedule A of this Agreement.  The Executive shall promptly disclose all Inventions to the Company conceived during the period of the Executive’s employment.  At the request of the Company and at any time during or after the Executive’s employment with the Company, the Executive shall execute any assignments or other documents the Company and its Affiliates may deem necessary to protect or perfect its rights in the Inventions, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s and its Affiliates’ rights therein.  The Executive hereby appoints the Company as the Executive’s attorney-in-fact to execute on the Executive’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

7.

Conflicts; Enforcement; Modification.

(a)

The Executive represents and warrants that his employment with the Company, and the performance of his duties on behalf of the Company, will not conflict with or cause a breach of any agreement or obligation between the Executive and

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any existing or prior employer or third party, including any non-competition, non-solicitation or other similar agreements.  The Executive will not use any trade secrets from the Executive’s prior work experience in violation of restrictive agreements the Executive may have entered into.

(b)

The Executive further acknowledges and agrees that any breach or threatened breach by the Executive of any provision of Section 4, 5 or 6 due to the Executive’s unique services provided to the Company as further detailed above will result in irreparable injury to the Company (or its Affiliates), that monetary damages will be an inadequate remedy for such breach and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to injunctive relief in the event of any breach hereof without posting bond or other security.  In the event the Company brings an action to obtain such relief, the prevailing party in such action shall be entitled to recover its attorney’s fees and other expenses incurred in said action, and the court in which said action is brought shall award such expenses to the prevailing party as part of the costs of such action.

(c)

It is expressly agreed that if any restrictions set forth in Section 4, 5 or 6 are found by any Court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall nevertheless remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such Court, and the Court shall specifically have the right to restrict the business, geographical or temporal scope of such restrictions to any portion of the business or geographic areas or time period described above to the extent the Court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

8.

Indemnification of Executive.  To the fullest extent authorized or permitted by law, the Company shall indemnify the Executive when made, or threatened to be made, a party to any action or proceeding, whether civil, at law, in equity, criminal, administrative, investigative or otherwise, including any action by or in the right of the Company, by reason of the fact that the Executive, on or after the Effective Date, is or was a director, officer or employee of, or a consultant to, the Company, from and against all judgments, fines, penalties, amounts paid in settlement (provided the Company shall have consented to such settlement, which consent shall not be unreasonably withheld or delayed by it) and reasonable expenses, including attorneys’ fees and costs of investigation, incurred by the Executive with respect to any such threatened or actual action or proceeding, and any appeal therein, provided only that (x) acts of the Executive which were material to the cause of action so adjudicated or otherwise disposed of were (A) committed in good faith and (B) were committed in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and (y) with respect to any criminal action or proceeding, the Executive had no reasonable cause to believe his or her conduct was unlawful.  Notwithstanding the foregoing, the Executive is not entitled to indemnification pursuant to this Section 8 with respect to any action or proceeding (or part thereof) initiated by the Executive unless the Company has joined in or consented to the initiation of such action or proceeding (or part thereof).  The rights of the Executive to indemnification under this Section 8 with respect to matters occurring or arising during the term

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of the Executive’s employment hereunder shall survive the expiration or earlier termination of such employment.

9.

Parachute Payment Limitation.  Notwithstanding anything to the contrary contained herein, if payment of all or any portion of any severance payments to the Executive pursuant to Section 3(f) of this Agreement (the “Severance Payments”) would under Section 280G of the Code render any payments or other benefits to the Executive in the nature of compensation subject to the excise tax imposed by Section 4999 of the Code or nondeductible under Section 280G of the Code, then the Severance Payments shall be reduced to an amount such that the Severance Payments and any other amount or amounts otherwise payable in connection with the Change of Control by the Company or by any person whose relationship to the Company is such as to require attribution of stock ownership between the parties under Section 318(a) of the Code upon the occurrence of the Change of Control and which are includible in the computation of “parachute payments” under Section 280G of the Code, does not exceed 2.99 times the “base amount” as defined in Section 280G of the Code, provided that the foregoing reduction shall not take place if, prior to the Change of Control, the Severance Payments shall have been approved, in a vote satisfying the requirements of Section 280G(b)(5) of the Code, by persons who own, immediately before the Change of Control, more than 75% of the voting power of all outstanding capital stock of the Company.

10.

General.

(a)

Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, or if sent by confirmed written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 9(a):

If to the Company:

DigitalTown, Inc.
11974 Portland Ave

Burnsville MN  55337

Attention: Board of Directors

with a copy to:

James B. Parsons

Parsons/Burnett/Bjordahl/Hume, LLP

10655 NE 4th St., Ste. 801

Bellevue, WA  980045

jparsons@pblaw.biz

If to the Executive:

3832 234th Ave. S.E.

Sammamish, WA  98075

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(b)

Computation of Months.  For purposes of this Agreement, any period measured in months following a specified date shall commence on the specified date and end at the close of business on the day of the month immediately prior to the specified date in the month falling the specified number of months thereafter.

(c)

Successors and Assigns.  This Agreement shall be binding upon the Executive and inure to the benefit of the Company and its successors and assigns, including without limitation any corporation to which substantially all of the assets or the business of the Company are sold or transferred.

(d)

Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(e)

Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  A facsimile or electronic signature shall be deemed an original for all purposes.

(g)

Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Minnesota.

(h)

Arbitration.  Any controversy arising out of or relating to this Agreement or Executive’s employment with the Company, whether arising under common or statutory law, and including the arbitrability of any such controversy, will be resolved exclusively by a single neutral arbitrator selected jointly by Executive and the Company, in Seattle, Washington, or such other location as may be mutually agreed upon, in accordance with the Employment Arbitration Rules of the American Arbitration Association as then in effect.  The Company will be responsible for the fees and expenses of the arbitrator.  Executive and the Company will be responsible for their own attorney’s fees and any other costs occasioned by the arbitration; provided that the arbitrator may award attorneys’ fees and costs to a party when so empowered by law.  The arbitrators shall have the authority, in addition to their authority under the Employment Arbitration Rules, to award equitable relief, including injunctive relief.  The decision of the arbitrator shall be final and binding upon the parties and all persons claiming under and through them.  Judgment on any arbitration award may be entered in any court having jurisdiction.  Executive and the Company will have all rights, remedies, and defenses available to them in that arbitration that they would have in a civil action for the issues in controversy.  Notwithstanding anything in this Agreement to the contrary, either party may seek preliminary injunctive relief in a court of competent jurisdiction.

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(i)

Entire Agreement; Termination of Original Employment Agreement.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any prior employment, severance, confidentiality or invention assignment agreement between the parties hereto; provided however, that the Company reserves and shall retain all rights and remedies it may have against the Executive with respect to any breach of any prior confidentiality and invention assignment agreements.  Additionally, except as set forth herein, the Executive represents and acknowledges that no other agreement, promise or understanding, express or implied, including any guarantee of future compensation or continued employment, has been made by any person to induce the Executive to enter into this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, to be effective as of the Effective Date.

DIGITALTOWN, INC.

By:__________________________________

Name:

Title:

Date:

Robert Monster

Date:

May 22, 2015

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SCHEDULE A

The following inventions and discoveries conceived by the Executive prior to commencement of the Executive’s employment by the Company, and are not subject to the restrictions and limitations of Section 6:

Any and all domain name registrar and hosting services

Any and all domain names and related proprietary information and technology not owned or controlled by the Company as of the date of this Agreement, unless those domain names are purchased by the Company during the term of the Agreement

Web application development outside of sports media portals

Internet and general market research technology owned or controlled by the Executive, or developed by Executive outside of his duties as Executive

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